Exhibit 99.1

Newsmax Signs with Hulu+ Live TV for Carriage

BOCA RATON, FL – Newsmax Inc. (NYSE: NMAX) (“Newsmax” or the “Company”) today announced the filing of an 8-K with the Securities and Exchange Commission (“SEC”).

The Company informed the SEC of the following:

  Newsmax Inc. has entered into a multi-year agreement for distribution of its cable channel, Newsmax, on Hulu + Live TV.
  The Hulu + Live TV deal means Newsmax now has carriage agreements with every top pay TV operator in the U.S.
  The addition of the network to Hulu + Live TV’s channel line-up will put Newsmax in approximately 60 million U.S. households – on par with other major news networks such as CNN and Fox News.
  The Newsmax channel is expected to launch on Hulu + Live TV in July 2025.

Newsmax will notify its shareholders, viewers and the public when its channel begins airing on Hulu+ Live TV this summer.

About Newsmax

Newsmax Inc. is listed on the NYSE (NMAX) and operates, through Newsmax Broadcasting LLC, one of the nation's leading news outlets, the Newsmax channel. The fourth highest-rated network is carried on all major cable and satellite systems. Newsmax's media properties reach more than 40 million Americans regularly through Newsmax TV, the Newsmax App, its popular website Newsmax.com, and publications such as Newsmax Magazine. Forbes has called Newsmax "a news powerhouse.”

For more information, please visit Investor Relations | Newsmax Media, Inc.

Investor Contacts

Newsmax Investor Relations
ir@newsmax.com

FORWARD-LOOKING STATEMENTS:

This communication contains forward-looking statements. From time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Forward-looking statements can be identified by those that are not historical in nature. The forward-looking statements discussed in this communication and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. The Company does not guarantee future results, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. Forward-looking statements should not be relied upon as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this communication to conform our prior statements to actual results or revised expectations, and we do not intend to do so. Factors that may cause actual results to differ materially from current expectations include various factors, including but not limited to our ability to change the direction of the Company, our ability to keep pace with new technology and changing market needs, the competitive environment of our business changes in domestic and global general economic and macro-economic conditions and/or uncertainties and factors set forth in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the twelve months ended December 31, 2024, and other filings the Company makes with the Securities and Exchange Commission. Nothing in this communication should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. Undue reliance should not be placed on forward-looking statements in this communication, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein.